As filed with the Securities & Exchange Commission on January 29, 1999

                                                   Registration No. ____________

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                           _________________________

                                   FORM S-3

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                           _________________________

                         ONLINE SYSTEM SERVICES, INC.
              (Exact name of issuer as specified in its charter)


            Colorado                                     84-1293864
    (State or other jurisdiction           (I.R.S. Employer Identification No.)
  of incorporation or organization)

                         1800 GLENARM PLACE, SUITE 700
                            DENVER, COLORADO 80202
                                (303) 296-9200
         (Address and telephone number of principal executive offices)
                           _________________________

                                R. Steven Adams
                         Online System Services, Inc.
                         1800 Glenarm Place, Suite 700
                            Denver, Colorado 80202
                                (303) 296-9200
           (Name, address and telephone number of agent for service)

                                   Copy to:
                              Lindley S. Branson
                             Scott A. Hendrickson
                   Gray, Plant, Mooty, Mooty & Bennett, P.A.
                             33 South Sixth Street
                               3400 City Center
                         Minneapolis, Minnesota 55402
                                (612) 343-2800

                           _________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for same offering.[_] ________________________________________________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for same offering.[_]___________________________________________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[_]______________________________________________


                        CALCULATION OF REGISTRATION FEE

 Title of securities       Amount to be         Proposed maximum      Proposed maximum aggregate        Amount of
 to be registered           registered         offering price (1)         offering price (1)         registration fee
- -----------------------------------------------------------------------------------------------------------------------
Common Stock, no par            820,000             $16.4375               $13,478,750                   $3,976.23
value (2)
Common Stock, no par             20,000             $16.4375               $   328,750                   $   96.98
value (3)
Total                           840,000             $16.4375               $13,807,500                   $4,073.21

_______________________________
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of Regulation C as of the close of the market on January 27, 1999.
(2) Common stock issuable by OSS upon conversion of OSS' issued and outstanding Series C Preferred Stock. An indeterminate number of additional shares of common stock are registered hereunder that may be issued by reason of any stock split, stock dividend or similar transaction involving the common stock, in order to prevent dilution, in accordance with Rule 416 under the Securities Act of 1933, as amended.
(3) Common stock issuable by OSS upon exercise of issued and outstanding transferable warrants of OSS. An indeterminate number of additional shares of common stock are registered hereunder in accordance with Rule 416 under the Securities Act of 1933, as amended, that may be issued as provided in such warrants in the event that the provisions against dilution in such warrants become operative.

                        _______________________________


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

          The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer of sale is not permitted.


                 SUBJECT TO COMPLETION, DATED JANUARY 29, 1999


                                                                      PROSPECTUS

                          ONLINE SYSTEM SERVICES, INC.


     This is a public offering of a minimum of 165,278 and a maximum of _________ shares of common stock of Online System Services, Inc. The selling shareholders identified in this prospectus are offering all of the shares to be sold. OSS will not receive any of the proceeds from the offer and sale of the shares, however, certain shares offered by this prospectus are issuable upon the exercise of issued and outstanding transferable warrants of OSS. If these warrants are exercised in full OSS will receive proceeds of $114,200.

     The shares to be sold by the selling shareholders consist of shares of common stock issuable to them upon:

     .    Their conversion of OSS' Series C Preferred Stock; or
     . Their exercise of issued and outstanding transferable warrants of OSS exercisable at a price per share of $5.71.

     The Nasdaq SmallCap Market lists the common stock under the symbol "WEBB".


     INVESTING IN THE COMMON STOCK INCLUDES CERTAIN RISKS. YOU SHOULD NOT PURCHASE THE COMMON STOCK UNLESS YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.


     The shares may be offered and sold at various times by the selling shareholders identified in this prospectus pursuant to rules promulgated by the Securities and Exchange Commission. The selling shareholders will offer and sell the shares at market prices prevailing at the time of sale or at negotiated prices and may sell the shares to or through brokers or dealers. Because the selling shareholders will offer and sell the shares at various times, OSS has not included in this prospectus information about the price to the public of the shares or the proceeds to the selling shareholders.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed on the adequacy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.


             The date of this prospectus is _______________, 1999.

                                  THE COMPANY

          Online System Services, Inc. develops, markets and supports products and services that enable individuals to create and manage their own Internet Web presence, create public or private online communities and manage their own interactions. Our i2u foundation software provides users with the ability to create their own home pages using simple, on-screen templates, as well as integrated online communications, commerce and publishing tools. We have targeted the following market opportunities:

 .    I2U COMMUNITY - Customized community and communication portals or start pages for broadband (high bandwidth or high data transmission capabilities) operators who provide Internet access.
 .    I2U ENTERPRISE - Internet and Extranet services for businesses, associations and government institutions.
 .    I2U EDUCATION - Classroom applications for elementary and secondary schools, including parent/teacher communications, virtual campuses for colleges and universities and online classrooms for corporate training.
 .    I2U FINANCIAL SERVICES - Online banking services for banks, credit unions and other financial institutions.

          Our integrated i2u software permits the generation of Internet Web site content by individual users, Internet service providers ("ISPs"), local merchants and others. Personal user home pages, enhanced business Web pages, business directories, community events, online discussion groups and forums and programming guides can all be developed and updated by users. The i2u software includes personal communication tools which facilitate user interaction and community "groupware" which enables any group to create a public or private community for personal interaction and information exchange.

          In order to gain market share and to create a foundation for future content revenues, we have developed a suite of products, marketed under the i2u brand, which provides broadband operators with our proprietary software, as well as the equipment, training, systems and services required for the broadband operator to become a fully operational Internet service provider. These products and services are provided at minimal or no initial cost to the operator in exchange for which we share in the revenues from Internet advertising and commerce and, if the operator utilizes our access products and services, Internet access.

          We have utilized the i2u foundation software to develop an online product designed for elementary and secondary schools which facilitates communications and information exchange among teachers, administrators, parents and students. We have also developed "RE/MAX Mainstreet," a system designed to be RE/MAX International, Inc.'s primary communication tool linking its real estate agents, management and approved suppliers worldwide and a state-of-the-art system for providing online banking services for Rockwell Federal Credit Union.

          As part of our product enhancement efforts, we have agreed to acquire Durand Communications, Inc. ("DCI"), a developer and marketer of Internet "community" building tools and services which allow users to set up their own password-protected virtual communities. DCI's CommunityWare product is being integrated into the i2u suite of products and services. DCI has provided the information regarding DCI included in this prospectus. See "Recent Developments--DCI Acquisition."

          Our strategies to achieve our growth objective include:

 .    Gaining early market share by offering the i2u Community products and services to broadband operators at minimal or no initial cost in exchange for a share of the revenues from Internet commerce and access;
 .    Continuing to expand the i2u suite of products and services;
 .    Leveraging the i2u platform software to develop products for the development of online communities for specific industries and markets;
 .    Aggregating subscribers of multiple online communities to develop unique channels of distribution for Internet products, advertising and services;
 .    Acquisitions; and
 .    Developing strategic alliances.

          On January 11, 1999 we sold 3,000 shares of our Series C Preferred Stock to Arrow Investors II LLC in a private placement offering of such stock. We received $3,000,000 in gross proceeds from such offering. We intend to use such proceeds for general working capital purposes. In connection with such offering, we also issued a warrant to Arrow Investors II LLC to purchase an additional 2,000 shares of Series C Preferred Stock for an aggregate purchase price of $2,000,000 on or before June 30, 1999. This warrant also grants us the right to require Arrow

Investors II LLC to exercise such warrant. See "Risk Factors--Increased Need for Working Capital; Ability to Continue as a Going Concern," "Risk Factors--Rights to Acquire Shares; Potential Substantial Dilution," "Risk Factors-Pending Acquisition of DCI; Possible Dilution to OSS Shareholders Caused by the Acquisition," Risk Factors--Ability to Issue Common Stock and Preferred Stock; Anti-Takeover Devices," and "Risk Factors--Affect of Issuance of 10%, 5%, Series A and Series C Preferred Stock on Net Loss."

          OSS was incorporated under the laws of the State of Colorado on March 22, 1994. Our executive offices are located at 1800 Glenarm Place, Suite 700, Denver, Colorado 80202, telephone number (303) 296-9200.

                                 RISK FACTORS

          The common stock offered by this prospectus is highly speculative and involves a high degree of risk. Before you purchase any common stock you should carefully read this entire prospectus, and you should consider the following risks and speculative factors. You should purchase common stock only if you can afford the loss of your entire investment in the common stock.. You should also be aware that certain statements set forth below are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Please refer to the "Special Note Regarding Forward-Looking Statements" on page 12 of this prospectus for more information.

RISKS RELATED TO BUSINESS OF OSS

          Limited Operating History; Accumulated Losses. OSS was founded in March 1994, commenced sales in February 1995 and was in the development stage through December 31, 1995. DCI was founded in 1993. Accordingly, we have only a limited operating history upon which you can base your evaluation of our prospects, DCI and us. In conducting your evaluation, you should consider our prospects, including the prospects of DCI, in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as the Internet market. These risks include our ability to respond to competitive developments, our ability to continue to attract, retain and motivate qualified persons, and our ability to continue to upgrade and commercialize our products and services. There is no assurance that we will be successful in addressing these and other risks. Economic and market conditions over which we have no control may also significantly affect our business. We have incurred net losses since inception totaling $13,158,897 through September 30, 1998. DCI has incurred net losses since its formation totaling $8,061,004 through September 30, 1998.

          ADDITIONAL ANTICIPATED LOSSES. We currently intend to increase our capital expenditures and operating expenses in order to expand the functionality and performance of our i2u products and services, support additional subscribers of our ISP customers in future markets, and market and provide our products and services. In addition, we adopted a new pricing structure in the second quarter of 1998 which will provide our i2u Community products and services to broadband operators, including the equipment required for the operator to provide high-speed Internet access to its subscribers, at little or no initial charge to the operator in return for a percentage of the operator's future Internet access and e-commerce transaction fees. This new pricing structure will increase our costs and lower our revenues at the time that we sell our i2u products and services to broadband operators. As a result of our increased capital expenditures and operating expenses and our new pricing structure, we expect to incur additional substantial operating and net losses in fiscal 1999 and for one or more fiscal years thereafter.

          Furthermore, if we complete the DCI acquisition, we will incur additional losses for the fiscal year in which the acquisition occurs (currently anticipated to be in the first quarter of fiscal 1999). These losses will occur because accounting rules require us to recognize as a loss in the fiscal period in which the acquisition is consummated that portion of the purchase price for DCI which we allocate to in-process research and development. We expect to allocate approximately $500,000 to in-process research and development. In addition, if the DCI acquisition is completed, we will record goodwill and other intangible assets estimated to be approximately $12.5 million which we will amortize over their estimated useful life of three years. There can be no assurance that the acquisition of DCI will ever make a positive contribution to our results of operations. The final determination of the value of consideration issued by OSS and the liabilities assumed will be made at the effective time of the DCI Merger. Accordingly, the determination of the total purchase price, liabilities assumed and the allocations may change significantly from the amounts reflected above. If we do not complete the DCI Merger, it is likely that we would have to write-off the note receivable of approximately $950,000 (including accrued interest) at January 25, 1999, which would increase our losses.

          INCREASED NEED FOR WORKING CAPITAL; ABILITY TO CONTINUE AS GOING CONCERN. We believe that our present cash and cash equivalents and working capital (including the proceeds from the sale of the Series C Preferred Stock described below) will be adequate to sustain operations only through June 1999. In addition, we expect the acquisition of DCI to increase our monthly working capital needs by approximately $130,000 for at least the next six months. On January 11, 1999, we issued 3,000 shares of our Series C Preferred Stock for an aggregate purchase price of $3,000,000. In connection with such offering, we also issued a warrant to purchase an additional 2,000 shares of Series C Preferred Stock for an aggregate purchase price of $2,000,000 on or before June 30, 1999. This warrant also grants us the right to require the warrantholder to exercise such warrant on or before June 30, 1999.

We estimate that we will need to raise at least an additional $5 million through equity, debt or other external financing to fund proposed operations for fiscal 1999 and to pay DCI indebtedness which would be assumed as part of the DCI Merger. Our estimate of our working capital needs may change due to factors some of which are outside of our control. There is no assurance that we will be able to raise additional funds in amounts required or upon acceptable terms. If we cannot raise funds when needed, we may be required to curtail or scale back our operations. These actions could have a material adverse effect on our business, financial condition, or results of operations. In its report accompanying the audited financial statements for the years ended December 31, 1997 and 1996, our auditor, Arthur Andersen LLP, expressed substantial doubt about our ability to continue as a going concern.

          UNCERTAINTY OF FUTURE PROFITABILITY. Our ability to become profitable in the future depends on the success of our i2u products and services in generating revenues. This success will depend upon, among other things, the willingness of subscribers of our broadband customers to pay the installation costs of Internet service and monthly Internet access fees, both of which will be set by our broadband customers. Furthermore, since we expect a significant portion of our future revenues to be based on advertising and e-commerce transactions conducted through our i2u products, this success will also depend upon the extent to which consumers and businesses use our i2u products and conduct e-commerce transactions and advertising utilizing our products. Our pricing model assumes that our broadband customers will share with us a percentage of their revenues generated by installation and Internet access fees (if we provide the access capability) and a percentage of their revenues generated by advertising and e-commerce conducted through our i2u products. Because of the new and evolving nature of the Internet, we cannot predict whether our pricing model will prove to be viable, whether demand for our products and services will materialize at the prices we expect to be charged, or whether current or future pricing levels will be sustainable. Our ability to generate future sales will be dependent on a number of factors, many of which are beyond our control, including, among others, the success of broadband operators in marketing Internet services to subscribers in their local areas, the extent that users utilize our i2u products and conduct online e-commerce transactions and the prices that the broadband operators set for Internet services. Because of the foregoing factors, among others, we are unable to forecast our revenues with any degree of accuracy. We may never become or remain profitable.

          CABLE SYSTEM OPERATORS AFFILIATION WITH NATIONAL PROVIDERS. @Home Corporation and RoadRunner (the "National Providers") offer high-speed Internet access and related services to cable system operators. The National Providers historically have focused their activities on larger markets because they generally require cable system systems with two-way high speed data transmission to fully implement their high-speed Internet access programs. Approximately 70% of all cable system operators are currently affiliated with one of the National Providers and this percentage could increase as a result of consolidations within the cable industry. The terms of the agreements between the National Providers and their affiliated cable operators prevent affiliated cable operators from working with any person other than the National Providers to provide high-speed Internet access. Although we have designed our i2u products and services to be complementary to that of the National Providers, we have no assurance from the National Providers that they will permit their affiliated cable companies to work with us to provide high-speed Internet access in markets in which the National Providers are not currently providing high speed Internet access. If the National Providers prohibit us from providing high-speed Internet access to these affiliated cable system providers, we would be able to provide the high-speed Internet access portion of our i2u product and service offering to only those broadband operators who are not affiliated with the National Providers. This would significantly reduce the size of the domestic market for our Internet access products and services. We do not believe that the affiliation agreements between the affiliated cable system operators and the National Providers limit our ability to partner with the affiliated cable system operators to provide the local content portion of our i2u Community product and services.

          NEW AND UNCERTAIN MARKETS. The market for Internet products and services has only recently developed. Since this market is relatively new and because current and future competitors are likely to introduce competing Internet products and services, and because both DCI and we have only limited market experience for our respective products and services, we cannot predict the rate at which the market for our products and services or for DCI's products and services will grow or at which new or increased competition will result in market saturation. If the Internet markets or the markets for our products and services or DCI's products and services fail to grow, grow more slowly than we anticipate or become saturated with competitors, our business, including the business of DCI if the DCI Merger is completed, operating results and financial condition will be materially adversely affected.

          DEPENDENCE ON BROADBAND OPERATORS. Certain of our services are dependent on the quality of the cable system infrastructure. Cable system operators have announced and have begun to implement major infrastructure upgrades in order to increase the capacity of their networks and to deploy two-way capability. These upgrades have placed a significant strain on the financial, managerial, operating and other resources of cable system operators, most of which are already significantly leveraged. Further, cable system operators must periodically renew their franchises with city, county, or state governments and, as a condition of obtaining such renewal, may have to meet certain conditions imposed by the issuing jurisdiction. These conditions may have the effect of causing the cable system operator to delay such upgrades. Although we provide Internet access services to cable system operators irrespective of their two-way capabilities, to the extent we provide Internet access services over cable systems to the home with a telephone line return path for data from the home, our services may not provide the high speed, quality of experience, and availability of certain applications, such as video conferencing, necessary to attract and retain subscribers to our Internet services. In addition, cable system operators are primarily concerned with increasing television programming capacity to compete with other modes of multichannel entertainment delivery systems such as DBS and may, therefore, choose to roll-out set-top boxes that are incompatible with and do not support high-speed Internet access services, rather than to upgrade their network infrastructures as described above. The failure of cable system operators to complete these upgrades in a timely and satisfactory manner, or at all, would adversely affect the market for our products and services.

          We expect our contracts with cable system operators for our i2u Community products and services to have terms of up to five years. There can be no assurance that we will be able to renew any such contracts. Moreover, even if cable system operators renew these contracts, there can be no assurance that such renewals will be on terms satisfactory to the Company.

          Because users of our i2u Community products and services generally are expected to subscribe through a broadband operator, the broadband operator (and not us) will substantially control the customer relationship with the users. Therefore, in addition to our business being subject to general economic and market conditions and factors relating to ISPs and online services specifically, the success and future growth of our business may also be subject to economic and other factors affecting broadband operators.

          PRODUCT DEVELOPMENT; TECHNOLOGICAL CHANGE. Our future success will depend upon our ability to develop new products and services that meet changing customer requirements. The markets for our, and DCI's, products and services are characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new product and service introductions. We may not be able to successfully identify new product and service opportunities or develop and bring new products and services to market in a timely manner. Even if we are able to successfully identify, develop and introduce new products and services there is no assurance that a market for these products will materialize. Furthermore, products and services or technologies developed by others may render ours, and DCI's, products, services, and technologies noncompetitive or obsolete.

          GENERAL RISKS OF BUSINESS. We have formulated our business plans and strategies based on the rapidly increasing size of the Internet markets, our anticipated participation in those markets, and the estimated sales cycle, price and acceptance of our products and services. Although these assumptions are based on our best estimates, there is no assurance that our assumptions will prove to be correct. We have not commissioned or obtained any independent marketing studies, either with respect to our current business, or the business, products and technologies of DCI, nor are any such studies planned. Any future success that we might enjoy will depend upon many factors including some beyond our control or that we cannot predict at this time.

          SIGNIFICANT CONCENTRATION OF CUSTOMERS. Our customer base is highly concentrated among a limited number of customers, eight as of January 25, 1999, primarily due to the fact that the cable television and telecommunications industries in the United States are dominated by a limited number of large companies and to the relatively short time that we have been offering our current products and services. Except for geographically contiguous systems, our customers do not experience significant economies of scale by purchasing additional systems from us. There is no assurance that we will be able to attract or retain major customers. The loss of, or reduction in demand for products or related services from, any of our major customers could have a material adverse effect on our business, operating results, cashflows and financial condition.

          INTENSE COMPETITION. The market for Internet products and services is highly competitive, and we expect this competition to intensify in the future. Many nationally known companies and regional and local companies across the country are involved in Internet applications and the number of competitors is growing. We also compete with broadband companies who are developing their own Internet access and content and with the internal departments of prospective customers who are retaining Internet-related activities in-house. Even if a prospective customer chooses to outsource its Internet-related activities, that customer may choose to outsource these activities to a company other than us.

     DCI's and our current and prospective competitors include many companies whose financial, technical, marketing and other resources are substantially greater than ours. Increased competition could result in significant price competition, which in turn could result in significant reductions in the average selling price of our products and services. In addition, increased competition could cause us to increase our spending on marketing, sales and product development. There is no assurance that we will be able to offset the effects of any such price reductions or increases in spending through an increase in the number of our customers, higher sales from enhanced services, cost reductions or otherwise. Therefore, any of these events could have a materially adverse effect on our financial condition and operating results. There is no assurance that we will have the financial resources, technical expertise or marketing, sales and support capabilities to compete successfully.

     LIMITED AVAILABILITY OF PROPRIETARY PROTECTION. We do not believe that our current products or services, or the products or services of DCI, are patentable. We rely on a combination of copyright, trade secret and trademark laws, and nondisclosure and other contractual provisions to protect our proprietary rights. Policing unauthorized use of proprietary systems and products is difficult and, while we are unable to determine the extent to which piracy of our software exists, we expect software piracy to be a persistent problem. In addition, the laws of some foreign countries do not protect software to the same extent as do the laws of the United States. There is no assurance that the steps we take to protect our proprietary rights will be adequate to prevent the imitation or unauthorized use of our proprietary rights. Even if the steps we take to protect our proprietary rights prove to be adequate, our competitors may develop products or technologies that are both non-infringing and substantially equivalent or superior to our products or technologies.

     LENGTH OF SALES CYCLE. The decision to enter the Internet services provisioning business is often an enterprise-wide decision by prospective customers and may require us to engage in lengthy sales cycles. Our pursuit of sales leads typically involves an analysis of our prospective customer's needs, preparation of a written proposal, one or more presentations and contract negotiations. We often provide significant education to prospective customers regarding the use and benefits of Internet technologies and products. While our sales cycle varies from customer to customer, it typically has ranged from one to six months for i2u projects. Our sales cycle may also be subject to a prospective customer's budgetary constraints and internal acceptance reviews, over which we have little or no control. A significant portion of our revenues are expected to come from Internet access fees paid by subscribers of our broadband operator customers, advertising revenues and in connection with e-commerce transactions conducted using our products. We expect that it may take broadband operators several months or more to market and sell high-speed Internet access to their subscribers, to establish a significant enough user base to attract advertisers and for users to conduct significant e-commerce transactions. For these reasons, we do not expect to realize significant revenues, if at all, from these activities until a significant time after we have licensed our i2u products and services.

     POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS. As a result of our limited operating history and the recent increased focus on our i2u products and services, we do not have historical financial data for a sufficient number of periods on which to base planned operating expenses. Therefore, our expense levels are based in part on our expectations as to future sales and to a large extent are fixed. We typically operate with little backlog and the sales cycles for our products and services may vary significantly. As a result, our quarterly sales and operating results generally depend on the volume and timing of and the ability to close customer contracts within the quarter, which are difficult to forecast. We may be unable to adjust spending in a timely manner to compensate for any unexpected sales shortfalls. If we were unable to so adjust, any significant shortfall of demand for our products and services in relation to our expectations would have an immediate adverse effect on our business, operating results and financial condition. Further, we currently intend to increase our capital expenditures and operating expenses in order to fund product development and increase sales and marketing efforts. To the extent that such expenses precede or are not subsequently followed by increased sales, our business, operating results and financial condition will be materially adversely affected.

     DEPENDENCE ON KEY PERSONNEL; ABSENCE OF EMPLOYMENT AND NONCOMPETITION AGREEMENTS. We are highly dependent on the technical and management skills of our key employees, including in particular R. Steven Adams, our founder, President and Chief Executive Officer. The loss of Mr. Adams' services could have a material adverse effect on our business and operating results. We have not entered into employment agreements with Mr. Adams, or any of our other officers or employees. We do not maintain key person insurance for Mr. Adams or any other member of management. We generally enter into written nondisclosure and nonsolicitation agreements with our officers and employees which restrict the use and disclosure of proprietary information and the solicitation of customers for the purpose of selling competing products or services. Thus, if any of these officers or key employees left OSS, they could compete with us, so long as they did not solicit our customers. Any such competition could have a material adverse effect on our business.

     Our future success also depends in part on our ability to identify, hire and retain additional personnel, including key product development, sales, marketing, financial and executive personnel. Competition for such personnel is intense and there is no assurance that we can identify or hire additional qualified personnel. In addition, the success of the DCI Merger is highly dependent on the technical and management skills of Andre Durand, the founder, President and Chief Executive Officer of DCI. The loss of Mr. Durand's services could have a material adverse affect on the value of the DCI Merger. The DCI Merger is contingent on Mr. Durand entering into a three-year non-compete agreement with OSS.

     MANAGEMENT OF EXPECTED GROWTH. We expect to experience significant growth in the number of our employees, the scope of our operating and financial systems, and the geographic area of our operations, including the expansion of our international operations. In addition, as we expand our i2u products and services, we will need to hire additional employees who will be located at many widely separated offices, including international offices. Our ability to successfully manage any such growth will require us to continue to implement and improve our operational, financial and management information systems. In addition, this growth will result in new and increased responsibilities for existing management personnel and will require us to hire and train new management personnel. There can be no assurance that our management or other resources will be sufficient to manage any future growth in our business or that we will be able to implement in whole or in part our growth strategy and any failure to do so could have a material adverse effect on our operating results and financial condition.

     SECURITY RISKS. Our software and equipment may be vulnerable to computer viruses or similar disruptive problems caused by our customers or other Internet users. Computer viruses or problems caused by third parties could lead to interruptions, delays or cessation in service to our customers. In addition, while our i2u software integrates software designed to provide a secure environment for e-commerce, these safeguards may prove to be inadequate. We have information technology insurance which provides limited coverage for losses caused by computer viruses, however, certain losses resulting from misuse of software or equipment by third parties or losses from computer viruses which exceed the liability limits under such insurance may not be protected. Although we attempt to limit our liability to customers for these types of risks through contractual provisions, there is no assurance that these limitations will be enforceable.

     DEPENDENCE ON THE INTERNET. The success of our business depends in large part upon a robust industry and infrastructure for providing Internet access and carrying Internet traffic and upon the widespread acceptance and use of electronic commerce over the Internet. Because global commerce and online exchange of information on the Internet and other similar open wide area networks are new and evolving, it is difficult to predict with any assurance the extent to which the Internet will prove to be a significant commercial marketplace. If the Internet does not become a significant commercial marketplace, our business, operating results and financial condition could be materially impaired.

     RISKS ASSOCIATED WITH INTERNATIONAL SALES. We have and are currently pursuing marketing opportunities in international markets. International sales are subject to a variety of risks, including difficulties in establishing and managing international distribution channels, obtaining export licensing, servicing and supporting overseas products and in translating the products' graphical user interfaces into foreign languages. International operations are subject to difficulties in collecting accounts receivable, staffing and managing personnel and enforcing intellectual property rights. Other factors that can also adversely affect international operations include fluctuations in the value of foreign currencies and currency exchange rates, changes in import/export duties and quotas, introduction of tariff or non-tariff barriers and regulatory, economic or political changes in international markets.

     GOVERNMENT REGULATION. We are not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, a number of legislative and regulatory proposals are under consideration by federal, state, local and foreign governmental organizations, and it is possible that a number of laws or regulations may be adopted with respect to the Internet relating to such issues as user privacy, user screening to prevent inappropriate uses of the Internet by, for example, minors or convicted criminals, taxation, infringement, pricing, content regulation, quality of products and services and intellectual property ownership and infringement. The adoption of any such laws or regulations may decrease the growth in the use of the Internet, which could in turn decrease the demand for our products and services, increase our cost of doing business, or otherwise have a material adverse effect on our business, results of operations and financial condition. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, copyright, trademark, trade secret, obscenity, libel and personal privacy is uncertain and developing. Our business, results of operations and financial condition could be materially adversely effected by any new legislation or regulation, or application or interpretation of existing laws to the Internet.

     YEAR 2000. The Year 2000 issue involves the potential for system and processing failures of date-related data resulting from computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that contain time-sensitive software may recognize a date using two digits of "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar ordinary business activities.

     We believe that our internal software and hardware systems will function properly with respect to dates in the year 2000 and thereafter and we have completed our internal IT and non-IT assessment. We expect to incur no significant costs in the future for Year 2000 problems. Nonetheless, there is no assurance in this regard until such systems are operational in the Year 2000. We are in the process of contacting all of our significant suppliers to determine the extent to which our systems are vulnerable to those third parties' failure to make their own systems Year 2000 compliant. We expect to have completed this review by the second quarter of fiscal 1999. In the event any of our suppliers or vendors prove not to be Year 2000 compliant, we believe that we could find a replacement vendor or supplier which is Year 2000 compliant without significant delay or expense. However, if substantially all of our suppliers and vendors prove not to be Year 2000 compliant and if we experience difficulties in finding replacement vendors, then, as a result, our business could be materially adversely affected. The failure to correct material Year 2000 problems by our suppliers and vendors could result in an interruption in, or a failure of, certain of our normal business activities or operations. Such failures could materially and adversely affect our results of operations, liquidity and financial condition. Due to the general uncertainty inherent in the Year 2000 problem, resulting from the uncertainty of the Year 2000 readiness of third-party suppliers and vendors and of our customers, we are unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on our results of operations, liquidity or financial condition.

     LIMITATION OF DIRECTORS' LIABILITY. Our Articles of Incorporation provide, as permitted by Colorado law, that our directors shall have no personal liability for certain breaches of their fiduciary duties to us. In addition, our Bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Colorado law. These provisions may reduce the likelihood of derivative litigation against directors and may discourage shareholders from bringing a lawsuit against directors for a breach of their duty.

RISKS RELATED TO THE OFFERING

     PENDING ACQUISITION OF DCI; POSSIBLE DILUTION TO OSS SHAREHOLDERS CAUSED BY THE ACQUISITION. On March 19, 1998, we executed an Agreement and Plan of Merger pursuant to which we agreed to acquire DCI. We have filed a Proxy Statement/Prospectus with the Securities and Exchange Commission relating to this acquisition, and we expect that the acquisition will be completed in the first quarter of fiscal 1999. The acquisition is subject to, among other things, approval by our shareholders and the shareholders of DCI. In the event that the DCI acquisition is not completed as proposed, DCI has agreed to license its CommunityWare product to us on at least as favorable terms as it licenses such product to others. As of January 25, 1999, we have loaned DCI approximately $1,440,000 to maintain its operations pending completion of the acquisition and have paid DCI, by reducing the balance of the note receivable, approximately $540,000 for services rendered in connection with the integration of CommunityWare with our i2u products and services. If the DCI acquisition is not completed, DCI would not have the ability to repay our advances without obtaining significant additional working capital through the sale of its securities. There is no assurance that DCI would be able to raise working capital in the amounts required.

     If the DCI acquisition is consummated, it will result in an increase in our outstanding shares of common stock by 955,649 (approximately 17%). On a pro forma basis, we estimate that the issuance of such shares would have resulted in an increase to our net book value per share as of September 30, 1998 from $0.76 (actual) to $2.83 (pro forma) and $3.23 (pro forma adjusted to reflect the subsequent conversions of 10% Preferred Stock and 5% Preferred Stock, the subsequent issuance and conversion of the Series A Preferred Stock, the subsequent exercise of the warrants to purchase 140,000 shares of common stock issued in connection with the issuance of the Series A Preferred Stock, and the subsequent issuance of the Series C Preferred Stock). In addition to issuing the shares of common stock, we will reserve approximately 240,000 shares of our common stock for issuance upon exercise of outstanding options and warrants of OSS that will be issued in connection with the DCI Merger, and we will reserve approximately 40,000 shares of our common stock for issuance upon conversion of convertible securities of DCI that will be assumed by OSS in connection with the DCI Merger. There is no assurance that our results of operations will improve enough, if at all, as a result of the DCI acquisition, to offset possible future dilution which could occur to our shareholders as a result of the DCI acquisition if our operations achieve profitability.

     POSSIBLE VOLATILITY OF STOCK PRICES; PENNY STOCK RULES. The over-the-counter markets for securities such as our common stock historically have experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as new product developments and trends in our industry and the investment markets generally, as well as economic conditions and quarterly variations in our results of operations, may adversely affect the market price of our shares. Although our shares are listed on The Nasdaq SmallCap Market ("Nasdaq"), there can be no assurance that they will remain eligible to be included on Nasdaq. If our common stock was no longer eligible for quotation on Nasdaq, it could become subject to rules adopted by the Securities and Exchange Commission regulating broker-dealer practices in connection with transactions in "penny stocks." If the common stock became subject to the penny stock rules, many brokers may be unwilling to engage in transactions in the common stock because of the added regulation, thereby making it more difficult for purchasers of our common stock to dispose of their shares.

     RIGHTS TO ACQUIRE SHARES; POTENTIAL SUBSTANTIAL DILUTION. As of January 25, 1999, we had issued the following warrants and options to acquire shares of common stock:

     . Options and warrants to purchase 1,524,265 shares of common stock upon exercise of such options and warrants, exercisable at prices ranging from $0.50 to $8.50 per share, with a weighted average exercise price of approximately $5.90 per share.
     . Warrants issued in connection with our initial public offering on May 23, 1996 (the "IPO Warrants") to purchase 634,150 shares upon exercise of the IPO Warrants at an exercise price of $9.00 per share.
     . Options issued to EBI Securities Corporation, the representative of the underwriters involved in such initial public offering (the "Representative's Option"), to purchase 106,700 shares upon exercise of the Representative's Option at a purchase price of $8.10 per share.
     . the Representative's Option to purchase 106,700 IPO Warrants issuable upon exercise of the Representative's Option at a purchase price of $.001 per IPO Warrant. These IPO Warrants entitle the holder thereof to purchase up to 53,350 shares upon exercise of such IPO Warrants at an exercise price of $9.00 per share.
     . Warrants issued in connection with the issuance of the 10% Preferred Stock to purchase 53,500 shares of common stock upon exercise of such warrants, exercisable at $15.00 per share.
     . Warrants issued in connection with the issuance of the 5% Preferred Stock to purchase 100,000 shares of common stock upon exercise of such warrants, exercisable at $16.33 per share.
     . Warrants issued in connection with the issuance of the Series A Preferred Stock to purchase 20,000 shares of common stock upon exercise of such warrants, exercisable at $5.71 per share.

In addition to these warrants and options, we have reserved an indeterminate number of shares of common stock for issuance upon conversion of outstanding shares of our 10% and Series C Preferred Stock; we will issue 955,649 shares of our common stock upon the completion of the DCI Merger; we will reserve approximately 240,000 shares of common stock for issuance upon exercise of options and warrants to be issued in connection with the DCI Merger; and we will reserve approximately 40,000 shares of our common stock for issuance upon conversion of convertible securities of DCI that will be assumed by OSS in connection with the DCI Merger. The 10% Preferred

Stock is convertible into shares of common stock at the lesser of $10 or 80% of the market value (as defined) of the common stock at the time of the conversion of such 10% Preferred Stock. The Series C Preferred Stock is convertible, at any time after February 1, 1999, into shares of common stock at the lesser of the Maximum Conversion Price (as defined in the terms of the Series C Preferred Stock), initially $20.65, or the market price for our common stock at the time of conversion. The terms of the Series C Preferred Stock define market price as the average of the five lowest closing bid prices for our common stock during the 44 consecutive trading days immediately preceding the conversion of the Series C Preferred Stock. Based on the market value for the common stock as of January 25, 1999, the 10% Preferred Stock is convertible into approximately 159,502 shares of common stock and, on February 1, 1999, the Series C Preferred Stock would be convertible into approximately 246,026 shares of common stock. The number of shares of common stock issuable upon conversion of the 10% Preferred Stock and the Series C Preferred Stock could increase significantly in the event that the market value for the common stock decreases in the future. During the terms of the outstanding options, warrants and convertible securities, the holders thereof will have the opportunity to profit from an increase in the market price of the common stock with resulting dilution to the holders of shares who purchased shares for a price higher than the respective exercise or conversion price. The existence of such stock options, warrants and convertible securities may adversely affect the terms on which we can obtain additional financing, and you should expect the holders of such options or warrants to exercise or convert those securities at a time when we, in all likelihood, would be able to obtain additional capital by offering securities on terms more favorable to us than those provided by the exercise or conversion of such options or warrants.

     SHARES ELIGIBLE FOR FUTURE SALE. Sales of substantial amounts of common stock in the public market, or even the potential for such sales, could have an adverse effect on the market price for shares of our common stock, and could impair the ability of purchasers of our common stock recoup their investment or make a profit. Furthermore, such sales could affect our ability to raise capital through the sale of equity securities. As of January 25, 1999 approximately 1,075,000 of our currently outstanding shares of common stock are "restricted shares." Restricted shares and shares of the common stock owned by our affiliates (officers, directors and holders of 10% of our outstanding common stock) may be publicly sold only by complying with Rule 144 under the Securities Act unless further registered under the Securities Act, or some other exemption from further registration thereunder is available. While the shares of the common stock to be issued to the shareholders of DCI in connection with the acquisition of DCI will be subject to certain contractual limitations on the transfer of such shares prior to September 30, 1999, such shares or a portion thereof could be sold prior to September 30, 1999.

     ABILITY TO ISSUE COMMON STOCK AND PREFERRED STOCK; ANTI-TAKEOVER DEVICES. Our Articles of Incorporation authorize our Board of Directors to issue up to 20,000,000 shares of common stock and 5,000,000 shares of preferred stock in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by our shareholders. Preferred stock authorized by the Board of Directors may include voting rights, preferences as to dividends and liquidation, conversion and redemptive rights and sinking fund provisions. As of January 25, 1999, our Board of Directors has authorized the issuance of up to (i) 500,000 shares of 10% Preferred Stock (the "10% Preferred Stock"), of which 145,000 shares were outstanding, (ii) 3,000 shares of 5% Preferred Stock, of which no shares were outstanding, (iii) 1,400 shares of Series A Preferred Stock, of which no shares were outstanding, and
(iv) 5,000 shares of Series C Preferred Stock, of which 3,000 shares were outstanding. Although our Board of Directors has no present plans to issue any other shares of preferred stock (other than the 2,000 shares of Series C Preferred Stock that will be issued if the warrant to purchase such shares is exercised), if the Board of Directors authorizes the issuance of preferred stock in the future, such authorization could affect the rights of the holders of common stock, thereby reducing the value of the common stock, and could make it more difficult for a third party to acquire OSS, even if a majority of the holders of common stock approved of such acquisition.

     AFFECT OF ISSUANCE OF 10%, 5%, SERIES A AND SERIES C PREFERRED STOCK ON NET LOSS. Based on current accounting standards, we will be required to record a non-operating expense of approximately $4,100,000 for the fiscal year ending December 31, 1998 as a result of the issuance of the 10%, 5% and Series A Preferred Stock. While these charges will not affect our operating loss or working capital during such period, they are expected to result in an increase of approximately $4,100,000 in the Company's net loss available to our holders of common stock for the fiscal year ending December 31, 1998. In addition, we will be required to record a non-operating expense of approximately $3,000,000 for the quarter ending March 31, 1999 as a result of the issuance of the Series C Preferred Stock. While these charges will not affect our operating loss or working capital during such period, they are expected to result in an increase of approximately $3,000,000 in the Company's net loss available to our holders of common stock for the quarter ending March 31, 1999.

     NO DIVIDENDS. We have never paid dividends on our common stock and do not intend to pay any dividends on our common stock in the foreseeable future. Any decision by us to pay dividends will depend upon our profitability at the time, cash available therefor, and other factors. We anticipate that we will devote profits, if any, to our future operations. Except as otherwise required by law, we are required to pay a quarterly cumulative noncompounded dividend on the 10% Preferred Stock of 10% per annum based on the stated value of $10.00 per share of 10% Preferred Stock, and we are required to pay all accrued but undeclared dividends on the Series C Preferred Stock on the earlier of (1) the redemption or conversion of the Series C Preferred Stock or (2) the liquidation of the Company.


               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements made in this prospectus and the documents incorporated by reference in this prospectus under the captions "The Company", "Risk Factors," "Recent Developments" and elsewhere in this prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). These statements are subject to the safe harbor provisions of the Reform Act. Forward-looking statements may be identified by the use of the terminology such as "may," "will," "expect," "anticipate," "intend," "believe," "estimate," "should," or "continue" or the negatives thereof or other variations thereon or comparable terminology. To the extent that this prospectus contains forward-looking statements regarding the financial condition, operating results, business prospects or any other aspect of OSS or DCI, you should be aware that OSS's and DCI's actual financial condition, operating results and business performance may differ materially from that projected or estimated by OSS or DCI in the forward-looking statements. OSS and DCI have attempted to identify, in context, certain of the factors that they currently believe may cause actual future experience and results to differ from their current expectations. These differences may be caused by a variety of factors, including but not limited to adverse economic conditions, intense competition, including entry of new competitors, ability to obtain sufficient financing to support OSS' and DCI's operations, progress in research and development activities, variations in costs that are beyond OSS' and DCI's control, changes in capital expenditure budgets for cable companies, adverse federal, state and local government regulation, inadequate capital, unexpected costs, lower sales and net income (or higher net losses) than forecasted, price increases for equipment, inability to raise prices, failure to obtain new customers, the possible fluctuation and volatility of OSS' and DCI's operating results and financial condition, inability to carry out marketing and sales plans, loss of key executives, and other specific risks that may be alluded to in this prospectus.


                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares offered by this prospectus, however, certain shares offered by this prospectus are issuable only upon the exercise of issued and outstanding transferable warrants of OSS. If these warrants are exercised in full we will receive proceeds of $114,200. We will use such proceeds, if any, for general working capital purposes.


                              RECENT DEVELOPMENTS

DCI ACQUISITION

     On March 19, 1998 we executed an Agreement and Plan of Merger (the "DCI Merger Agreement") pursuant to which we agreed to acquire Durand Communications, Inc., a California corporation ("DCI"), via a merger of our wholly owned subsidiary, Durand Acquisition Corporation, with DCI (the "DCI Merger"). As consideration for the DCI Merger, we will issue 955,649 shares of our common stock in exchange for 100% of the outstanding shares of common stock, no par value, of DCI. In connection with the DCI Merger, we will also issue options and warrants for approximately 240,000 shares of our common stock at exercise prices ranging from $4.31 to $20.33 in replacement of similar securities of DCI. We expect DCI to have liabilities of approximately $1,200,000 (including approximately $381,000 of convertible securities which will be converted into similar convertible securities of OSS) at the time of the DCI Merger, which will become the liabilities of the consolidated entities upon consummation of the DCI Merger. We will reserve approximately 40,000 shares of our common stock to be issued upon the conversion of these convertible securities. Under the rules of The Nasdaq SmallCap Market ("Nasdaq") the issuance of our common stock as consideration for the DCI Merger requires the approval of our shareholders. Approval by our shareholders is a condition precedent to our obligation to consummate the DCI Merger. If the issuance of shares of common stock is not approved by our shareholders, it is unlikely that we will consummate the DCI Merger. We anticipate that the meeting at which our shareholders will consider the issuance of such common stock will occur in the first quarter of fiscal 1999.

     We anticipate that the DCI Merger, for federal income tax purposes, will be treated as a reorganization within the meaning of Section 368 of the Internal Revenue Code (the "Code") and that each of OSS, DCI and Durand Acquisition Corporation will be a party to the reorganization within the meaning of Section 368(b) of the Code. Based on the facts, representations, warranties and agreements set forth in the DCI Merger Agreement, we believe that the DCI Merger will so qualify. However, we have not requested a ruling from the Internal Revenue Service (the "IRS") with respect to these matters. Therefore, the IRS may determine that the DCI Merger does not qualify to be treated as a reorganization within the meaning of Section 368 of the Code.

     A significant element of OSS' strategy to achieve its growth objective is to seek acquisitions that add immediate revenue, provide product or technology enhancements in one or more of our targeted markets or provide an existing customer base to increase advertising or e-commerce opportunities. Our acquisition of DCI will provide us with DCI's technology, including both completed technology and technology in development, and product development expertise.

     Our product development strategy is based upon our belief that the Web is evolving from an information access and delivery tool to a system that supports communication and community interactivity. We believe that DCI's CommunityWare technology, which enables users to organize themselves on the Internet in a matter of minutes, and to thereafter manage and expand their own public and private online community to facilitate and promote communications, information sharing and commerce among the users that comprise the various constituent communities, is particularly well suited for providing the communications component for OSS' i2u software. Since the execution of the DCI Merger Agreement, representatives of DCI and OSS have worked together to incorporate the CommunityWare technology into our i2u software. We recently introduced a version of the i2u product which incorporates elements of the CommunityWare technology. Following the DCI Merger, we intend to integrate DCI's product development efforts with our own. In addition, we expect to fully integrate DCI's products with our i2u products and to market them as part of our product offerings and not on a stand-alone basis.

     We believe that the primary value of DCI to OSS is (i) DCI's proprietary technology, particularly DCI's CommunityWare technology, (ii) DCI's software development capabilities which our management believes is important to our ability to continue to develop state-of-the-art proprietary software products required to maintain long-term relationships with our customers, and (iii) the ability the DCI acquisition will give us to greatly reduce the time it will take us to introduce new proprietary software products. Our management believes DCI's technology can be quickly integrated with our i2u products to expand the breadth and functionality of our product offerings. Andre Durand, Chief Executive Officer of DCI, has been elected Senior Vice President-Product Development of OSS and will be responsible for our product development efforts. A condition to the DCI Merger is that Mr. Durand enter into a three-year noncompete agreement with OSS. We intend to continue to employ most of DCI's product development personnel following the DCI Merger.

     We also believe that DCI's Electronic University Network ("EUN") business, which offers accredited online courses for colleges, universities and corporations, represents a valuable business opportunity. We expect to continue to develop this business both as a separate product offering and as an adjunct to our product offerings for broadband operators.

     We did not seek an opinion from an independent financial advisor as to the value of the DCI transaction, as management and the Board of Directors determined that management of OSS was best able to determine the value of the acquisition since its value was primarily based on the capabilities and prospects for DCI's technology, the compatibility of DCI's and OSS' technologies and the ability to quickly integrate the two technologies in order to significantly reduce OSS' time to develop and introduce new products and to increase the value of OSS' product offerings. In connection with the negotiations with DCI, we also considered the fact that DCI had sold shares of its common stock at prices, based on the conversion ratio of DCI common stock into OSS common stock in connection with the DCI Merger, from $8.11 to $18.94 per share since December 31, 1996. Based on these factors, the OSS Board of Directors determined that the proposed purchase price for DCI was reasonable and fair to OSS and its shareholders.

     The acquisition of DCI will increase the outstanding number of shares of our common stock by 955,649 shares (approximately 17%) (excluding shares issuable upon the exercise of options and warrants or the conversion of convertible securities issued in connection with the DCI Merger), will increase our liabilities, on a consolidated basis, by approximately $1,200,000 and is expected to increase our operating net loss by approximately $130,000 per month for at least the next six months. The acquisition of DCI will also increase our working capital requirements. On January 11, 1999, we issued 3,000 shares of our Series C Preferred Stock for an aggregate purchase price of $3,000,000. In connection with such offering, we also issued a warrant to purchase an additional 2,000 shares of Series C Preferred Stock for an aggregate purchase price of $2,000,000 on or before June 30, 1999. This warrant also grants us the right to require the warrantholder to exercise such warrant on or before June 30, 1999. We estimate that we will need to raise at least an additional $5 million through equity, debt or other external financing to fund proposed operations for fiscal 1999 and to pay DCI indebtedness which would be assumed as part of the DCI Merger. Our estimate of our working capital needs may change due to factors some of which are outside of our control. There is no assurance that we will be able to raise additional funds in amounts required or upon acceptable terms.

     The DCI Merger Agreement contemplates that we will acquire 100% of the outstanding common stock of DCI. Based on the average closing price of our common stock for the two days before and the two days after March 19, 1998, the day that the transaction was announced, the total purchase price is estimated to be approximately $13,100,000, consisting of (i) 955,649 shares of our common stock to be issued to the stockholders of DCI, (ii) approximately 240,000 shares of our common stock to be reserved for issuance upon the exercise of options and warrants of DCI to be exchanged for similar securities of OSS; and (iii) approximately $400,000 of expenses to be incurred. In addition, DCI will have approximately $1,200,000 of liabilities (including approximately $381,000 of convertible securities which will be converted into similar convertible securities of OSS) at the time of the DCI Merger, which will become the liabilities of the consolidated entities upon consummation of the DCI Merger. We will reserve approximately 40,000 shares of our common stock to be issued upon the conversion of these convertible securities.

     The DCI Merger will be accounted for under the purchase method of accounting, with the purchase price allocated to the fair value of assets acquired. A significant portion of such amount and liabilities assumed on a consolidated basis has been identified as intangible assets, including approximately $500,000 of research and development in process. The portion of the purchase price and liabilities assumed on a consolidated basis which is allocated to in-process research and development will be recognized as expense in the period the DCI Merger is consummated (currently expected to be the first quarter of fiscal 1999).

     DCI completed the acquisition of CompuLearning Systems, d/b/a Electronic University Network ("EUN") during January 1998. Based on financial information provided by DCI and EUN, the combined revenues for DCI and EUN for the year ended December 31, 1997 totaled $740,739 and their combined loss for the same period equaled ($2,867,973). For the nine months ended September 30, 1998, revenues for DCI were $545,353, including $290,251 of services provided to OSS. In addition, DCI's accumulated deficit at September 30, 1998 was $(8,061,004) and DCI's shareholders' deficit at September 30, 1998 was $(1,219,356). We estimate that, on a pro forma basis, the acquisition of DCI would have resulted in an increase to the net book value of our shares of common stock as of September 30, 1998 from $0.76 (actual) to $2.83 (pro forma) and $3.23 (pro forma adjusted to reflect the subsequent conversions of 10% Preferred Stock and 5% Preferred Stock, the subsequent issuance and conversion of the Series A Preferred Stock, the subsequent exercise of the warrants to purchase 140,000 shares of common stock issued in connection with the issuance of the Series A Preferred Stock, and the subsequent issuance of the Series C Preferred Stock).

     The final determination of the value of consideration issued by OSS and the liabilities assumed will be made at the effective time of the DCI Merger. Accordingly, the determination of the total purchase price, liabilities assumed and the allocations may change significantly from the amounts stated in this prospectus.

                             SELLING SHAREHOLDERS

     The following table sets forth, as of January 25, 1999, the name of each of the Selling Shareholders, certain beneficial ownership information with respect to each of the Selling Shareholders, and the number and percentage of securities offered by this prospectus that may be sold from time to time by the Selling Shareholders pursuant to this prospectus. Unless otherwise indicated, the number of shares of common stock set forth in the following table that is being offered by the Selling Shareholders who will receive their shares of common stock upon the conversion of the Series C Preferred Stock represents an estimate of the number of shares of common stock that such Selling Shareholder will offer. The actual number of shares of our common stock that we may issue to such Selling Shareholders upon conversion of the Series C Preferred Stock is indeterminate, is subject to adjustment, and could be materially less or more than such estimated number depending on factors that we cannot predict at this time, including, among other factors, the future market price of our common stock. The actual number of shares of common stock offered by this prospectus, and included in the Registration Statement of which this prospectus is a part, includes such additional number of shares of common stock that we may be required to issue upon conversion of the Series C Preferred Stock by reason of the floating rate conversion price mechanism or the other adjustment mechanisms described in this prospectus, or by reason of any stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, in accordance with Rule 416 under the Securities Act of 1933, as amended. There is no assurance that the Selling Shareholders will sell the shares offered by this prospectus.

- -----------------------------------------------------------------------------------------------------------------------------
                                      Shares of                                                         Percentage of
                                     Common Stock                             Shares of Common           Common Stock
                                         Owned             Shares of            Stock Owned           Owned Beneficially
 Name of Selling                     Beneficially         Common Stock       Beneficially After      Before Offering/After
 Shareholder                       Before Offering       Offered Hereby           Offering               Offering (1)
- -----------------------------------------------------------------------------------------------------------------------------
 Arrow Investors II LLC              346,026 (2) (3)         246,026                0 (3)                ___%     --

 EBI Securities Corporation             ____ (4)              20,000               _______               ___%    ___%

_______________
*    Less than 1% of shares outstanding.
(1) In calculating percentage ownership, all shares of common stock which the Selling Shareholder has the right to acquire within 60 days from the date of this prospectus upon the exercise of options, warrants, or convertible securities are deemed to be outstanding for the purpose of calculating the percentage of common stock owned by the Selling Shareholder.
(2) Includes shares issuable upon the conversion of the Series C Preferred Stock if such conversion occurred as of the close of business on February 1, 1999. Upon the actual conversion of the Series C Preferred Stock, the number of shares into which the Series C Preferred Stock is convertible may be more or less than 246,026 shares, but in no event will be more than 930,000 shares or less than 145,278 shares. Pursuant to the terms of the Series C Preferred Stock, on January 25, 1999 the conversion price would be approximately $12.21.
(3) Includes shares of common stock beneficially owned by its affiliates, Arrow Investors LLC (warrants to acquire 50,000 shares at $15.00 per share) and West End Capital LLC (warrants to acquire 50,000 shares at $15.00 per share).
(4) Includes (i) 67,100 shares of common stock issuable upon the exercise of an option to purchase shares at a per shares exercise price of $8.10, (ii) 33,550 shares of common stock issuable upon the exercise of warrants to purchase shares at a per share exercise price of $9.00, and (iii) 20,000 shares issuable upon the exercise of a warrant to purchase shares at a per share exercise price of $5.71 being offered by this prospectus, but does not include shares held by EBI Securities Corporation in its capacity as a market maker in the Company's securities.

                             PLAN OF DISTRIBUTION

     We have been advised that the shares offered by this Prospectus may be sold from time to time by the Selling Shareholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made in the Nasdaq SmallCap Market or such other over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. Such shares may be sold by one or more of the following:

     . A block trade in which the broker or dealer so engaged will attempt to sell shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.
     . Purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus.
     . Ordinary brokerage transactions and transactions in which the broker solicits purchasers.
     .    In privately negotiated transactions not involving a broker or dealer.

     In effecting sales, brokers or dealers engaged to sell the shares may arrange for other brokers or dealers to participate. Brokers or dealers engaged to sell the shares will receive compensation in the form of commissions or discounts in amounts to be negotiated immediately prior to each sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales. OSS will receive no proceeds from any resales of the shares offered by this prospectus, and we anticipate that the brokers or dealers, if any, participating in the sales of such shares will receive the usual and customary selling commissions.

     To comply with the securities laws of certain states, if applicable, the shares will be sold therein only through brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in such states or an exemption from registration or qualification is available and is complied with.


                           DESCRIPTION OF SECURITIES

GENERAL

     Our Articles of Incorporation authorize our Board of Directors to issue 25,000,000 shares of capital stock, including 20,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, with such par value and such rights, preferences and privileges as are determined by the Board of Directors.

COMMON STOCK

     As of January 25, 1999, 5,535,147 shares of our common stock were outstanding. Holders of common stock are entitled to dividends when, as and if declared by the Board of Directors out of funds available therefor, subject to loan agreement limitations and priority as to dividends for preferred stock that may be outstanding. Holders of common stock are entitled to cast one vote for each share held at all stockholder meetings for all purposes, including the election of directors. The holders of more than 50% of the voting power of the common stock issued and outstanding and entitled to vote, present in person or by proxy, (together with any preferred stock issued and outstanding and entitled to vote, present in person or by proxy) constitute a quorum at all meetings of our shareholders. The vote of the holders of a majority of common stock present at such a meeting (together with any preferred stock present and entitled to vote at such meeting) will decide any question brought before such meeting, except when Colorado law, our Articles of Incorporation, or our Bylaws require a greater vote and except when Colorado law requires a vote of any preferred stock issued and outstanding, voting as a separate class, to approve a question brought before such meeting. If we liquidate or dissolve, the holders of each outstanding share of common stock will be entitled to share equally in our assets legally available for distribution to such shareholder after payment of all liabilities and after distributions to holders of preferred stock legally entitled to such distributions. Holders of common stock do not have any preemptive, subscription or redemption rights. Holders of common stock do not have cumulative voting for the election of directors. All outstanding shares of common stock are fully paid and nonassessable and the shares of common stock offered by this prospectus will be, upon issuance, fully paid and nonassessable. The holders of the common stock do not have any registration rights with respect to the common stock.

SERIES C PREFERRED STOCK

     As of January 25, 1999, 3,000 shares of our Series C Preferred Stock were outstanding. The following is a summary of the rights, privileges and preferences of the Series C Preferred Stock. This summary is qualified in its entirety by reference to the terms of the Series C Preferred Stock incorporated by reference as an exhibit to the Registration Statement of which the prospectus is a part.

     VOTING. Each share of Series C Preferred Stock entitles the holder to cast the number of votes equal to the number of whole shares of common stock into which the Series C Preferred Stock held by such holder are convertible immediately after the close of business on the record date fixed for meeting at which the vote is to be taken. The holders of the Series C Preferred Stock do not have cumulative voting for the election of directors.

     DIVIDENDS. The cumulative noncompounded dividend on the Series C Preferred Stock is 4% per annum based on the stated value of $1,000 per share, payable as permitted by law, at our option, in cash or in common stock upon the earlier of
(1) the redemption or conversion of the Series C Preferred Stock or (2) the liquidation of OSS. We may not declare and pay any dividends on the common stock unless all we first declare and pay all unpaid dividends on the Series C Preferred Stock. Dividends on the Series C Preferred Stock are equal in preference to any dividends declared on our 10% Preferred Stock.

     REDEMPTION AND CONVERSION. We may redeem the Series C Preferred Stock, in whole or in part, at any time for a price per share equal to $1,200 plus any accrued but unpaid dividends plus a warrant to purchase a number of shares of common stock equal to each Series C Preferred Stockholder's pro-rata allocation of 100,000 shares of common stock (based on the number of shares of Series C Preferred Stock held by such holder in relation to the total authorized shares of Series C Preferred Stock). Such warrant has a term of three years from the date of issuance and a per share exercise price equal to the applicable Maximum Conversion Price (as defined below) for the Series C Preferred Stock being redeemed. In addition, we may redeem the Series C Preferred Stock upon the receipt of a notice of conversion with respect to the Series C Preferred Stock for which the Conversion Price (as defined below) is less than $5.40 per share for a per share price equal to the product of (i) the number of shares of our common stock otherwise issuable upon conversion of such shares of Series C Preferred Stock on the date of conversion and (ii) the closing bid price of our common stock on the date of conversion.

     After February 1, 1999, each share of the outstanding Series C Preferred Stock is convertible, at any time at the election of the holder thereof, into the number of shares of common stock equal to $1,000 divided by the lesser of
(i) the Maximum Conversion Price (as defined below) for the Series C Preferred Stock being converted or (ii) the Market Price (as defined below) for our common stock at the time of conversion (the "Conversion Price"). The terms of the Series C Preferred Stock define Market Price as the average of the five lowest closing bid prices for our common stock during the 44 consecutive trading days immediately preceding the conversion of the Series C Preferred Stock. The terms of the Series C Preferred Stock define Maximum Conversion Price as 140% of the closing bid price of our common stock on the date of the issuance of the Series C Preferred Stock being converted (initially $20.65), or, if less and if the conversion is occurring at least 120 days after the issuance of the Series C Preferred Stock being converted, 100% of the closing bid price of our common stock on the trading day closest to the date that is 120 days after the Series C Preferred Stock that is being converted was issued. In addition, we may require the conversion of the Series C Preferred Stock at any time during the 20 day period immediately following 20 consecutive trading days during which the closing bid price of our common stock is not less than 200% of the Maximum Conversion Price of the Series C Preferred Stock being converted. The Series C Preferred Stock must be converted on the date which is five years after the date on which the Series C Preferred Stock being converted was issued.

     If we elect to redeem the Series C Preferred Stock, we must give at least thirty days notice to the holders of the Series C Preferred Stock of our intent to redeem the Series C Preferred Stock. During this thirty day notice period, the holders, the holders of the Series C Preferred Stock are entitled to convert their shares of Series C Preferred Stock into common stock at the Conversion Price applicable on the day such holder elects to convert such Series C Preferred Stock. After such thirty day period, the holders of the Series C Preferred Stock may not thereafter convert the Series C Preferred Stock into shares of common stock. Upon any conversion of the Series C

Preferred Stock we have the option to pay the accrued but unpaid cumulative dividend on the Series C Preferred Stock either (1) in cash or (2) by issuing additional shares of common stock calculated by adding the amount of the accrued but unpaid dividend into the $1,000 stated value set forth in the formula above.

     PREEMPTIVE RIGHTS. The holders of the Series C Preferred Stock have no preemptive rights to subscribe for any additional shares of any class of our capital stock or for any issue of bonds, notes or other securities convertible into any class of our capital stock.

     LIQUIDATION PREFERENCE. If we liquidate, dissolve or wind-up our business, whether voluntary or otherwise, after we pay our debts and other liabilities, the holders of the Series C Preferred Stock will be entitled to receive from our remaining net assets, before any distribution to the holders of our common stock, the amount of $1,000 per share of Series C Preferred Stock in cash plus payment of all accrued but unpaid dividends. The liquidation preference on the Series C Preferred Stock is equal in preference to the liquidation preference on the 10% Preferred Stock. Thereafter, holders of the Series C Preferred Stock shall be entitled to share in any distributions made to the holders of our common stock as if each share of Series C Preferred Stock was converted (pursuant to the formula set forth above) into the number of shares of common stock into which it is convertible immediately prior to the close of business on the business day fixed for such distribution.


                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's public reference rooms located at it's regional offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0300 (1-800-732-0300) for further information on the operation of public reference rooms. You can also obtain copies of this material from the SEC's Internet web site located at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (file no. 0-28462):

          (a) Our Annual Report on Form 10-KSB, as amended, for the year ended December 31, 1997.

          (b) Our Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1998, June, 30, 1998 and September 30, 1998.

          (c) The description of our common stock contained in our Registration Statement on Form 8-A, as amended, filed with the SEC on May 22, 1996.

          (d)  Our current report on Form 8-K dated January 11, 1999.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:

          Shareholder Services
          Attn: Kim Castillo
          Online System Services, Inc.
          1800 Glenarm Place
          Suite 700
          Denver, Colorado 80202
          (303) 296-9200

     This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. The Selling Shareholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.


                                 LEGAL MATTERS

     Our legal counsel, Gray, Plant, Mooty, Mooty & Bennett, P.A., Minneapolis, Minnesota, will issue an opinion about the legality of the shares registered by this prospectus.


                                    EXPERTS

     The financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. You should refer to such report, which includes an explanatory paragraph that discusses substantial doubt about our ability to continue as a going concern.


                                INDEMNIFICATION

     Our Articles of Incorporation provide that we shall indemnify, to the full extent permitted by Colorado law, any of our directors, officers, employees or agents who are made, or threatened to be made, a party to a proceeding by reason of the fact that such person is or was one of our directors, officers, employees or agents against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to these provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     Our Articles of Incorporation also limit the liability of our directors to the fullest extent permitted by the Colorado law. Specifically, our Articles of Incorporation provide that our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for (i) any breach of the duty of loyalty to OSS or its shareholders, (ii) acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain laws, or (v) any transaction from which the director derives an improper personal benefit. Liability under federal securities law is not limited by our Articles of Incorporation.

================================================================================

     No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the securities offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information contained herein is correct as of any time subsequent to the date hereof.

                                _______________


                               TABLE OF CONTENTS


                                                                      Page
                                                                      ----
The Company...........................................................   2
Risk Factors..........................................................   4
Special Note Regarding Forward-Looking
     Statements.......................................................  12
Use of Proceeds.......................................................  12
Recent Developments...................................................  12
Selling Shareholders..................................................  15
Plan of Distribution..................................................  16
Description of Securities.............................................  16
Where You Can Find More Information...................................  18
Legal Matters.........................................................  19
Experts...............................................................  19
Indemnification.......................................................  19





                                 ONLINE SYSTEM
                                 SERVICES, INC.




                               _______________

                                 PROSPECTUS
                               _______________




                              ____________, 1999

================================================================================

                                    PART II
                 INFORMATION NOT REQUIRED TO BE IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses of the Company in connection with the sale and distribution of the Shares being registered pursuant to this Form S-3 Registration Statement. All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fee and the Nasdaq listing fee. All of such expenses will be paid by the Company.

          Securities and Exchange Commission fee                $ 4,073.21
          Accounting fees and expenses                          $ 1,500.00
          Legal fees and expenses                               $ 3,000.00
          Printing, Mailing                                     $ 1,000.00
          Transfer Agent fees                                   $   500.00
          Miscellaneous                                         $   926.79
                                                                ----------
          TOTAL                                                 $11,000.00

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Company's Articles of Incorporation provide that the Company shall indemnify, to the full extent permitted by Colorado law, any director, officer, employee or agent of the Company made or threatened to be made a party to a proceeding, by reason of the fact that such person is or was a director, officer, employee or agent of the Company against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     The Company's Articles of Incorporation limit the liability of its directors to the fullest extent permitted by Colorado law. Specifically, the Articles of Incorporation provide that directors of the Company will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for (i) any breach of the duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain laws, or (v) any transaction from which the director derives an improper personal benefit. Liability under federal securities law is not limited by the Articles.


ITEM 16.  EXHIBITS

     3.1  Articles of Incorporation, as amended, of the Company*
     3.2  Bylaws of the Company (1)
     4.1  Specimen form of the Company's Common Stock certificate (2)
     4.2  Form of Warrant issued to EBI Securities Corporation (3)
     5.1  Opinion of Counsel*
    23.1  Consent of Arthur Andersen LLP*

- -----------------------------
*    Filed herewith
(1) Filed with the initial Registration Statement on Form SB-2, filed April 5, 1996, Commission File No. 333-3282-D.

(2) Filed with Amendment No. 1 to the Registration Statement on Form SB-2, filed May 3,1996, Commission File No. 333-3282-D.
(3) Filed as Exhibit 4.6 to the Registration Statement on Form S-3, filed December 22, 1998, Commission File No. 333-69477.

ITEM 17.  UNDERTAKINGS

     A.   The undersigned registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

               (a) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

               (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement, and

               (c) to include any additional or changed material information on the plan of distribution;

          (2) to treat, for determining liability under the Securities Act of 1933, each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant as discussed above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on January 28, 1999.

                              ONLINE SYSTEM SERVICES, INC.


                              By  /s/ R. Steven Adams
                                ----------------------------------
                                    R. Steven Adams, President and
                                    Chief Executive Officer

     KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints R. Steven Adams and Thomas S. Plunkett, and each of them, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full powers and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on the 28th day of January, 1999, by the following persons in the capacities indicated:

/s/ R. Steven Adams
- ----------------------------------------------
R. Steven Adams,
(President, Chief Executive
Officer and a Director)

/s/ Thomas S. Plunkett
- ----------------------------------------------
Thomas Plunkett
(Vice President and Chief Financial Officer)

/s/ Stuart J. Lucko
- ----------------------------------------------
Stuart J. Lucko
(Controller)

/s/ Paul H. Spieker
- ----------------------------------------------
Paul H. Spieker
(Director)

______________________________________________
Robert J. Lewis
(Director)

/s/ Richard C. Jennewine
- ----------------------------------------------
Richard C. Jennewine
(Director)

/s/ William R. Cullen
- ----------------------------------------------
William R. Cullen
(Director)

                         ONLINE SYSTEM SERVICES, INC.
                                   FORM S-3
                               INDEX TO EXHIBITS

     3.1  Articles of Incorporation, as amended, of the Company*
     3.2  Bylaws of the Company (1)
     4.1  Specimen form of the Company's Common Stock certificate (2)
     4.2  Form of Warrant issued to EBI Securities Corporation (3)
     5.1  Opinion of Counsel*
    23.1  Consent of Arthur Andersen LLP*

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*    Filed herewith
(1) Filed with the initial Registration Statement on Form SB-2, filed April 5, 1996, Commission File No. 333-3282-D.
(2) Filed with Amendment No. 1 to the Registration Statement on Form SB-2, filed May 3,1996, Commission File No. 333-3282-D.
(3) Filed as Exhibit 4.6 to the Registration Statement on Form S-3, filed December 22, 1998, Commission File No. 333-69477.

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